EXHIBIT 99.4

                   GRAPHIC PACKAGING INTERNATIONAL CORPORATION

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                              ARTICLES OF AMENDMENT
                       TO THE ARTICLES OF INCORPORATION OF
                   GRAPHIC PACKAGING INTERNATIONAL CORPORATION
                         SETTING FORTH THE DESIGNATIONS,
                  PREFERENCES, LIMITATIONS AND RELATIVE RIGHTS
                  OF A SERIES OF PREFERRED STOCK DESIGNATED AS
                   "10% SERIES B CONVERTIBLE PREFERRED STOCK"
                        ADOPTED BY THE BOARD OF DIRECTORS
                 OF GRAPHIC PACKAGING INTERNATIONAL CORPORATION

                                 ---------------

         Pursuant to Section 7-106-102 of the Colorado Business Corporation Act and the Articles of Incorporation of Graphic Packaging International Corporation (the "Corporation"), the undersigned President and Secretary of the Corporation certify that the Board of Directors of the Corporation duly adopted the following amendment to the Articles of Incorporation of the Corporation at a meeting duly called and held on August 14, 2000:

         "BE IT RESOLVED, that pursuant to Section 7-106-102 of the Colorado Business Corporation Act and to the authority expressly granted to the Board of Directors by the Articles of Incorporation of the Corporation, the Board of Directors hereby authorizes the issuance of a series of preferred stock of the Corporation, and hereby determines the preferences, limitations and relative rights of that series as follows:

                  1. Designation; Number of Shares. The designation of the series of Preferred Stock of the Corporation created hereby shall be "10% Series B Convertible Preferred Stock" ("Series B Preferred Stock"). The designated number of shares of Series B Preferred Stock shall be 1,000,000. Each share of Series B Preferred Stock shall have a stated value of $100 ("Stated Value").

Any shares of Series B Preferred Stock redeemed, converted or otherwise acquired by the Corporation shall be retired, shall not be reissued as shares of Series B Preferred Stock and shall resume the status of authorized and unissued shares without designation as to series, until such shares are once more designated as part of a particular series of Preferred Stock by the Board of Directors.

                  2. Certain Definitions. Unless the context otherwise requires, the terms defined in this paragraph 2 shall have, for all purposes of this Statement of Designations, the meanings herein specified.


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Capitalized terms used herein that are not defined shall have the meaning given to them in the Articles of Incorporation of the Corporation.

                           "Board of Directors" shall mean the Board of
Directors of the Corporation, and, unless the context indicates otherwise, shall also mean, to the extent permitted by law, any committee thereof authorized, with respect to any particular matter, to exercise the power of the Board of Directors of the Corporation with respect to such matter.

                           "Business Day" shall mean any day other than
Saturday, Sunday or a day on which banking institutions in the City of New York, New York are not required to be open.

                           "capital stock" shall mean any and all shares,
interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock.

                           "Closing Price" of a share of Common Stock or of any
other class or series of capital stock of the Corporation into which the Series B Preferred Stock may hereafter become convertible pursuant to paragraph 7, on any day shall mean the last reported per share sale price on the primary securities exchange on which the Common Stock, or such capital stock, as the case may be, is listed, or, if there has been no sale on any such exchange on any day, the average of the highest bid and lowest asked prices on such exchange at the end of such day, or, if on any day such security is not so listed, the average of the daily closing reported bid and asked prices quoted in the Nasdaq Stock Market as of 4:00 P.M., New York time, or, if on any day such security is not quoted in the Nasdaq Stock Market, the average of the highest bid and lowest asked prices on such day in the domestic over-the-counter market as reported by two members of the National Association of Securities Dealers, Inc. selected jointly by the Board of Directors and the holders of a majority of the outstanding shares of Series B Preferred Stock. If at any time the Common Stock, or such capital stock, as the case may be, is not listed on any securities exchange or quoted in the Nasdaq Stock Market or the over-the-counter market, the "Closing Price" shall be the fair value thereof determined jointly by the Corporation and the holders of a majority of the shares of Series B Preferred Stock. If such parties are unable to reach agreement within a reasonable period of time, such fair value shall be determined by an independent appraiser experienced in valuing securities jointly selected by the Corporation and the holders of a majority of the outstanding shares of Series B Preferred Stock. The determination of such appraiser shall be final and binding upon the parties, and the Corporation shall pay the fees and expenses of such appraiser.

                           "Common Stock" shall mean the Corporation's common
stock now or hereafter authorized in its Articles of Incorporation.

                           "Conversion Date" shall have the meaning set forth in
paragraph 7(b).



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                           "Conversion Rate" shall mean the kind and amount of
securities, assets or other property that as of any date are issuable or deliverable upon conversion of a share of Series B Preferred Stock. The Conversion Rate of a share of Series B Preferred Stock shall initially be 48.485 shares of Common Stock for each share of Series B Preferred Stock, subject to adjustment as set forth in paragraph 7 of this Statement of Designations. If pursuant to paragraph 7 the Series B Preferred Stock becomes convertible into more than one class or series of capital stock of the Corporation, the term Conversion Rate, when used with respect to any such class or series, shall mean the number or fraction of shares or other units of such capital stock that as of any date would be issued upon conversion of a share of Series B Preferred Stock.

                           "Convertible Securities" shall mean any or all
options, warrants, securities and rights which are convertible into or exercisable or exchangeable for Common Stock at the option of the holder thereof or options, warrants or rights to purchase such convertible or exchangeable securities, or which otherwise entitle the holder thereof to subscribe for, purchase or otherwise acquire Common Stock (but excluding the Series B Preferred Stock).

                           "Current Market Price", on the Determination Date for
any issuance or any distribution to which paragraph 7 applies in respect of which the Current Market Price is being calculated, shall mean the average of the daily Closing Prices of the Common Stock (as adjusted for any stock dividend, split, consolidation or reclassification that became effective during the period of measurement) for five consecutive trading days ending on the day prior to the Determination Date.

                           "Determination Date" means, as applicable (i) the
date of the issuance of the Common Stock pursuant to paragraph 7(d), (ii) the earlier of the record date for the determination of stockholders entitled to receive the distributions pursuant to paragraph 7(e)(i) and the date on which the Corporation publicly announces the issuance of such distribution pursuant to paragraph 7(e)(i) and (iii) the effective date of the dividend pursuant to paragraph 7(e)(ii).

                           "Dividend Payment Date" shall mean the last day of
each March, June, September and December, commencing with September 30, 2000, or the next succeeding Business Day if any such day is not a Business Day.

                           "Dividend Period" shall mean the period from the
Issue Date to and excluding the first Dividend Payment Date and, thereafter, each quarterly period from and including a Dividend Payment Date to but excluding the next Dividend Payment Date.

                           "Issue Date" shall mean the date on which shares of
Series B Preferred Stock are first issued.

                           "Junior Stock" shall mean (i) the Common Stock, and
(ii) any class or series of Parity Stock to the extent that it ranks junior to the Series B Preferred Stock as to dividend rights, rights of redemption or rights on liquidation, as the case may be. For purposes of clause (ii) above, a class or series of Parity Stock shall rank junior to the Series B Preferred Stock as to dividend rights,



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rights of redemption or rights on liquidation if the holders of shares of Series
B Preferred Stock shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of such class or series of Parity Stock.

                           "Liquidation Preference" measured per share of the
Series B Preferred Stock as of any date in question (the "Relevant Date") shall mean an amount equal to the sum of (a) the Stated Value of such share, plus (b) an amount equal to all dividends accrued on such share which pursuant to paragraph 3(b) of this Statement of Designations have been added to and remain a part of the Liquidation Preference as of the Relevant Date, plus (c) for purposes of determining the amounts payable pursuant to paragraph 4 of this Statement of Designations, an amount equal to all accrued and unpaid dividends on the sum of the amounts specified in clauses (a) and (b) above during the period from and including the immediately preceding Dividend Payment Date (or the Issue Date if the Relevant Date is on or prior to the first Dividend Payment
Date) to but excluding the Relevant Date, and, in the case of clauses (b) and
(c) hereof, whether or not such unpaid dividends have been declared or there are any unrestricted funds of the Corporation legally available for the payment of dividends. In connection with the determination of Liquidation Preference of a share of Series B Preferred Stock upon liquidation, dissolution or winding up of the Corporation, the Relevant Date shall be the applicable date of distribution of amounts payable to stockholders in connection with any such liquidation, dissolution or winding up.

                           "1933 Act" shall mean the Securities Act of 1933, as
amended from time to time, or any successor statute, and the rules and regulations promulgated thereunder.

                           "Officers' Certificate" shall mean a certificate
signed by the Chairman of the Board, President or any Vice President of the Corporation and by the Treasurer or any Assistant Treasurer of the Corporation.

                           "Parity Stock" shall mean any class or series of
capital stock, whether now existing or hereafter created, of the Corporation ranking on a parity basis with the Series B Preferred Stock as to dividend rights, rights of redemption or rights on liquidation. Capital stock of the Corporation of any class or series, whether now existing or hereafter created, shall rank on parity as to dividend rights, rights of redemption or rights on liquidation with the Series B Preferred Stock, whether or not the dividend rates, dividend payment dates, redemption or liquidation prices per share or sinking fund or mandatory redemption provisions, if any, are different from those of the Series B Preferred Stock, if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in proportion to their respective accumulated and accrued and unpaid dividends, redemption prices or liquidations prices, respectively, without preference or priority, one over the other, as between the holders of shares of such class or series and the holders of Series B Preferred Stock. No class or series of capital stock of the Corporation that ranks junior to the Series B Preferred Stock as to rights on liquidation shall rank or be deemed to rank on a parity basis with the Series B Preferred Stock as to dividend rights



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or rights of redemption, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly so provides.

                           "Person" shall mean any individual, corporation,
partnership, joint venture, association, joint stock company, limited liability company, trust, unincorporated organization, government or agency or political subdivision thereof, or other entity, whether acting in an individual, fiduciary or other capacity.

                           "Record Date" for the dividends declared and payable
on any Dividend Payment Date shall mean the 15th of March, June, September or December as and if designated by the Board of Directors.

                           "Redeemable Capital Stock" shall have the meaning set
forth in paragraph 7(c) of this statement of designation.

                           "Redemption Agent" means that Person, if any,
appointed by the Corporation to hold funds deposited by the Corporation in trust to pay to the holders of shares to be redeemed.

                           "Redemption Date" as to any share of Series B
Preferred Stock shall mean the date fixed for redemption of such share pursuant to paragraph 5 of this Statement of Designations, provided that no such date will be a Redemption Date unless the applicable Redemption Price is actually paid in full on such date or the consideration sufficient for the payment thereof, and for no other purpose, has been set apart or deposited in trust as contemplated by paragraph 5(d) of this Statement of Designations.

                           "Redemption Notice" means that notice to be given by
the Corporation to the holders notifying the holders as to the redemption, in whole or in part, of the Series B Preferred Stock pursuant to Section 5 hereof. The Redemption Notice shall include the following information: (i) the Redemption Date and the time of day on such date; (ii) the total number of shares of Series B Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (iii) the Redemption Price; (iv) the place or places where certificates for such shares are to be surrendered for payment of the Redemption Price; (v) that dividends on the shares to be redeemed will cease to accrue on such Redemption Date unless the Corporation defaults in the payment of the Redemption Price; and (vi) the name of any bank or trust company, if any, performing the duties of Redemption Agent. Redemption Notice shall be given by first-class mail to each record holder of the shares to be redeemed, at such holder's address as the same appears on the books of the Corporation.

                           "Redemption Price," as to any share of Series B
Preferred Stock that is to be redeemed on any Redemption Date, shall be as provided in paragraph 5.

                           "Senior Stock" shall mean any class or series of
capital stock of the Corporation hereafter created ranking prior to the Series B Preferred Stock as to dividend rights, rights of redemption or rights on liquidation. Capital stock of the Corporation of any class or series



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shall rank prior to the Series B Preferred Stock as to dividend rights, rights of redemption or rights on liquidation if the holders of shares of such class or series shall be entitled to dividend payments, payments on redemption or payments of amounts distributable upon dissolution, liquidation or winding up of the Corporation, as the case may be, in preference or priority to the holders of shares of Series B Preferred Stock. No class or series of capital stock of the Corporation that ranks on a parity basis with or junior to the Series B Preferred Stock as to rights on liquidation shall rank or be deemed to rank prior to the Series B Preferred Stock as to dividend rights or rights of redemption, notwithstanding that the dividend rate, dividend payment dates, sinking fund provisions, if any, or mandatory redemption provisions thereof are different from those of the Series B Preferred Stock, unless the instrument creating or evidencing such class or series of capital stock otherwise expressly so provides.

                           "Special Record Date" shall have the meaning set
forth in paragraph 3(b) of this Statement of Designations.

                           "Stated Value" of a share of Series B Preferred Stock
shall have the meaning set forth in paragraph 1 of this Statement of Designations.

                           "Statement of Designations" shall mean this amendment
to the Corporation's Articles of Incorporation.

                           "Subsidiary" shall mean (i) a corporation (other than
the Corporation) a majority of the capital stock of which, having voting power under ordinary circumstances to elect directors, is at the time, directly or indirectly, owned by the Corporation and/or one or more Subsidiaries of the Corporation and (ii) any other Person (other than a corporation) in which the Corporation and/or one or more Subsidiaries of the Corporation, directly or indirectly, has (x) a majority ownership interest and (y) the power to elect or direct the election of a majority of the members of the governing body of such entity.

                  3.       Dividends.

                  (a) Payment. The holders of Series B Preferred Stock shall, subject to the prior preferences and other rights of any Senior Stock and to the provisions of paragraph 6 hereof, be entitled to receive, when and as declared by the Board of Directors out of unrestricted funds legally available therefor, cumulative cash dividends, in preference to dividends on any Junior Stock, which shall accrue as provided herein. Dividends on each share of Series B Preferred Stock will accrue on a daily basis at the rate of 10% per annum of the Liquidation Preference of such share from and including the Issue Date to but excluding the date on which the Liquidation Preference or Redemption Price of such share is made available pursuant to paragraph 4 or 5, respectively, of this Statement of Designations or the Conversion Date of such share pursuant to paragraph 7 hereof, as applicable. Dividends shall accrue as provided herein whether or not such dividends have been declared and whether or not there are any unrestricted funds of the Corporation legally available for the payment of dividends. Unless prohibited by law or otherwise, and unless funds are not legally available for the payment of dividends, the Board shall declare and pay all dividends accrued on the



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Series B Preferred Stock in accordance with this Section 3(a). Dividends accrued and declared on the Series B Preferred Stock shall be payable on each Dividend Payment Date to the holders of record of the Series B Preferred Stock as of the close of business on the applicable Record Date. For purposes of determining the amount of dividends "accrued" (i) as of the first Dividend Payment Date and any date that is not a Dividend Payment Date, such amount shall be calculated on the basis of the rate per annum specified above in this paragraph 3(a) for the actual number of days elapsed from and including the Issue Date (in the case of the first Dividend Payment Date and any date prior to the first Dividend Payment
Date) or the last preceding Dividend Payment Date (in the case of any other date) to but excluding the date as of which such determination is to be made, based on a 360- day year of twelve 30-day months, and (ii) as of any Dividend Payment Date after the first Dividend Payment Date, such amount shall be calculated on the basis of such rate per annum based on a 360- day year of twelve 30-day months. For so long as the Liquidation Preference of a share of Series B Preferred Stock is equal to the Stated Value per share, the amount of the dividend payable per share on the Dividend Payment Date for each full quarterly Dividend Period shall be $2.50. All dividends paid with respect to the shares of Series B Preferred Stock pursuant to this paragraph 3 shall be paid pro rata to all the holders of shares of Series B Preferred Stock outstanding on the applicable Record Date or Special Record Date, as the case may be.

                  (b) Unpaid Dividends. If on any Dividend Payment Date the Corporation, pursuant to applicable law or otherwise, shall be prohibited or restricted from paying the full dividends to which holders of Series B Preferred Stock, and any Parity Stock ranking on a parity basis with the Series B Preferred Stock with respect to the right to receive dividend payments, shall be entitled, the amount available for such payment pursuant to applicable law and which is not otherwise restricted (if any) shall be distributed among the holders of Series B Preferred Stock and any such Parity Stock ratably in proportion to the full amounts to which they would otherwise be entitled. On each Dividend Payment Date, all dividends that have accrued on each share of Series B Preferred Stock during the Dividend Period ending on such Dividend Payment Date shall, to the extent not paid on such Dividend Payment Date for any reason (whether or not such unpaid dividends have been declared or there are any unrestricted funds of the Corporation legally available for the payment of dividends), be added cumulatively to the Liquidation Preference of such share and will remain a part thereof until such dividends are paid. The rate per annum at which dividends accrue in respect of that portion of the Liquidation Preference of a share of Series B Preferred Stock that consists of accrued but unpaid dividends shall be 10% per annum from and after the first Dividend Payment Date on which such dividends were accrued but unpaid to and including the date on which the Liquidation Preference or Redemption Price of such share is made available pursuant to paragraph 4 or 5, respectively, of this Statement of Designations or the Conversion Date of such share pursuant to paragraph 7 hereof, as applicable, unless the portion of the Liquidation Preference that consists of such accrued and unpaid dividends is earlier declared and paid or an amount sufficient to pay the same in full is irrevocably set apart in trust for such purpose. That portion of the Liquidation Preference of a share of Series B Preferred Stock that consists of accrued and unpaid dividends, together with all dividends accrued in respect thereof, may be declared and paid at any time (subject to the rights of any Senior Stock and to the concurrent satisfaction of any dividend arrearages then existing with respect to any Parity Stock that ranks on a parity basis with the Series B Preferred Stock as to the payment of dividends), without reference to any regular Dividend



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Payment Date, to holders of record as of the close of business on such date, not more than 45 days nor less than 10 days preceding the payment date thereof, as may be fixed by the Board of Directors (the "Special Record Date"). Notice of each Special Record Date shall be given, not more than 45 days nor less than 10 days prior thereto, to the holders of record of the shares of Series B Preferred Stock.

                  (c) Credit. Any dividend payment made on the shares of Series B Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to the shares of Series B Preferred Stock and thereafter to each succeeding accrued but unpaid dividend in respect of the Series B Preferred Stock.

                  (d) Participating Dividends. If the Corporation declares or pays any cash dividends or other distributions upon the Common Stock (other than dividends and distributions giving rise to an adjustment pursuant to paragraph 7(d) or paragraph 7(e) below), the Corporation shall also declare and pay to the holders of the Series B Preferred Stock the dividends which would have been declared and paid with respect to the Common Stock issuable upon conversion of the Series B Preferred Stock had all of the outstanding Series B Preferred Stock been converted immediately prior to the record date for such dividend, or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends are to be determined.

                  4. Distributions Upon Liquidation, Dissolution or Winding Up. Subject to the prior payment in full of the preferential amounts to which any Senior Stock is entitled, in the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, the holder of Series B Preferred Stock shall be entitled to receive from the assets of the Corporation available for distribution to stockholders, before any payment or distribution shall be made to the holders of any Junior Stock, an amount in cash (or, at the election of the Corporation, property at its fair market value, as determined by the Board of Directors in good faith) per share, equal to the Liquidation Preference of a share of Series B Preferred Stock as of the date of payment or distribution, which payment or distribution shall be made pari passu with, and if the Corporation has elected to pay in property, in the same form of property as, any such payment or distribution made to the holders of any Parity Stock ranking on a parity basis with the Series B Preferred Stock with respect to distributions upon liquidation, dissolution or winding up of the Corporation. If, upon distribution of the Corporation's assets in liquidation, dissolution or winding up, the assets of the Corporation to be distributed among the holders of the Series B Preferred Stock and to all holders of any Parity Stock raking on a parity basis with the Series B Preferred Stock with respect to distributions upon liquidation, dissolution or winding up shall be insufficient to permit payment in full to such holders of the respective preferential amounts to which they are entitled, then the entire assets of the Corporation to be distributed to holders of the Series B Preferred Stock and such Parity Stock shall be distributed pro rata to such holders based upon the aggregate of the full preferential amounts to which the shares of Series B Preferred Stock and such Parity Stock would otherwise respectively be entitled. In addition to and after payment in full of all other amounts payable to the holders of the Series B Preferred Stock under this paragraph 4, upon any liquidation, dissolution or winding up of the Corporation (whether voluntary or involuntary), the holders of the Series B Preferred Stock shall be entitled to participate on an as if converted basis with the holders of



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Common Stock as a single class in the distribution of assets of the Corporation with respect to the Common Stock. Neither the consolidation or merger of the Corporation with or into any other corporation or corporations nor the voluntary sale, lease, exchange or transfer of all or substantially all of the assets of the Corporation shall itself be deemed to be a liquidation, dissolution or winding up of the Corporation within the meaning of this paragraph 4. Notice of the liquidation, dissolution or winding up of the Corporation shall be given not less than twenty days prior to the date on which such liquidation, dissolution or winding up is expected to take place or become effective, to the holders of record of the shares of Series B Preferred Stock.

                  5.       Redemption.

                  (a) Dates, Price. Shares of the Series B Preferred Stock will not be redeemable prior to the fifth anniversary of the Issue Date. On and after the fifth anniversary of the Issue Date, unless prohibited by applicable law or otherwise, the Series B Preferred Stock may be redeemed, in whole or in part, at the option of the Corporation, in cash, upon Redemption Notice given not less than 20 days nor more than 60 days prior to the Redemption Date, during the 12-month periods commencing on the anniversary of the Issue Date in each of the years indicated below, at the following Redemption Prices per share, plus in each case all accumulated and unpaid dividends to the Redemption Date:

                                                              Redemption
 Year                                                       Price Per Share

 2005     ..........................................             $105

 2006     ..........................................             $104

 2007     ..........................................             $103

 2008     ..........................................             $102

 2009     ..........................................             $101

 2010 and thereafter................................             $100

If fewer than all the outstanding shares of the Preferred Stock are to be redeemed, the shares to be redeemed will be determined pro rata or by lot at the election of the Corporation.

From and after the applicable Redemption Date (unless the Corporation shall be in default of payment of the Redemption Price), dividends on the shares of the Series B Preferred Stock to be redeemed on such Redemption Date shall cease to accumulate, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Corporation (except the right to receive the Redemption Price and accumulated dividend amounts and liquidation penalties, if any, through the Redemption Date) will cease.



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                  (b) Pay Dividends. If any dividends on the Series B Preferred
Stock are in arrears, no shares of the Series B Preferred Stock will be redeemed unless all dividends in arrears are paid or all outstanding shares of the Series B Preferred Stock are simultaneously redeemed.

                  (c) Notice. If the Corporation shall elect to redeem shares of the Series B Preferred Stock pursuant to paragraph 5(a) hereof, the Corporation must provide the holders with the Redemption Notice as described in paragraph 5(a); and (i) prior to payment of the Redemption Price in respect of any share of Series B Preferred Stock, the holder of such share of Series B Preferred Stock to be redeemed shall surrender the certificate or certificates representing such share of Series B Preferred Stock (properly endorsed or assigned, or transferred, if the Corporation shall so require and the Redemption Notice shall so state) to the Corporation or the Redemption Agent (if appointed ) in the manner and at the place designated in the Redemption Notice; (ii) on the Redemption Date, the Corporation or the Redemption Agent, as applicable, shall pay or deliver to the holder whose name appears on such certificate or certificates as the owner thereof, the full Redemption Price and all accrued and unpaid dividends due such holder in cash; (iii) the shares represented by each certificate to be surrendered shall be automatically (and without any further action of the Corporation or the holder) canceled as of the Redemption Date whether or not certificates for such shares are returned to the Corporation and returned to authorized but unissued shares of Preferred Stock of no series; and
(iv) if fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the holder, together with the amount of cash, if any, in lieu of fractional shares.

                  (d) Rights After Redemption Notice. If a Redemption Notice shall have been given as provided in paragraph 5(a), all rights of the holders thereof as stockholders of the Corporation with respect to shares so called for redemption (except for the right to receive the Redemption Price and all accrued and unpaid dividends) shall cease either (i) from and after the Redemption Date (unless the Corporation shall default in the payment of the Redemption Price and all accrued and unpaid dividends, in which case such rights shall not terminate at the Redemption Date), or (ii) if the Corporation shall so elect and state in the Redemption Notice, from and after the time and date (which date shall be the Redemption Date or an earlier date not less than 20 days after the date of mailing of the Redemption Notice) on which the Corporation shall irrevocably deposit in trust for the holders of the shares to be redeemed with a designated Redemption Agent as paying agent sufficient to pay the office of such paying agent, on the Redemption Date, the Redemption Price and accrued and unpaid dividends. Any funds so deposited with such Redemption Agent that shall not be required for such redemption and dividend payments shall be returned to the Corporation forthwith. Subject to applicable escheat laws, any moneys or shares of Common Stock set aside by the Corporation and unclaimed at the end of one year from the Redemption Date shall revert to the general funds of the Corporation, after which reversion the holders of such shares so called for redemption shall look only to the general funds of the Corporation for the payment of the Redemption Price and all accrued and unpaid dividends without interest. Any interest accrued on funds held by the Redemption Agent shall be paid to the Corporation from time to time.

                  6. Limitations on Dividends and Redemptions. If at any time the Corporation shall have failed to pay, or declare and set aside the consideration sufficient to pay, full cumulative



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dividends for all prior dividend periods on any Parity Stock which by the terms of the instrument creating or evidencing such Parity Stock is entitled to the payment of such cumulative dividends prior to the redemption, exchange, purchase or other acquisition of the Series B Preferred Stock, and until full cumulative dividends on such Parity Stock for all prior dividend periods are paid, or declared and the consideration sufficient to pay the same in full is set aside so as to be available for such purpose and no other purpose, neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any shares of Series B Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose pursuant to paragraph 5 hereof, any sinking fund or otherwise, unless all then outstanding shares of Series B Preferred Stock, of such Parity Stock and of any other class or series of Parity Stock that by the terms of the instrument creating or evidencing such Parity Stock is required to be redeemed under such circumstances are redeemed pursuant to the terms hereof and thereof.

                  If at any time the Corporation shall have failed to pay, or declare and set aside the consideration sufficient to pay, full cumulative dividends on the Series B Preferred Stock for all Dividend Periods ending on or before the immediately preceding Dividend Payment Date, and until full cumulative dividends on the Series B Preferred Stock for all Dividend Periods ending on or before the immediately preceding Dividend Payment Date are paid, or declared and the consideration sufficient to pay the same in full is set aside so as to be available for such purpose and no other purpose, (i) neither the Corporation nor any Subsidiary thereof shall redeem, exchange, purchase or otherwise acquire any shares of Series B Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose, pursuant to paragraph 5 hereof, any sinking fund or otherwise, unless all then outstanding shares of Series B Preferred Stock and of any other class or series of Parity Stock that by the terms of the instrument creating or evidencing such Parity Stock is required to be redeemed under such circumstances are redeemed or exchanged pursuant to the terms hereof and thereof, and (ii) the Corporation shall not declare or pay any dividend on or make any distribution with respect to any Junior Stock or Parity Stock or set aside any money or assets for any such purpose, except that the Corporation may declare and pay a dividend on any Parity Stock ranking on a parity basis with the Series B Preferred Stock with respect to the right to receive dividend payments, contemporaneously with the declaration and payment of a dividend on the Series B Preferred Stock, provided that such dividends are declared and paid pro rata so that the amount of dividends declared and paid per share of Series B Preferred Stock and such Parity Stock shall in all cases bear to each other the same ratio that accumulated and accrued and unpaid dividends per share on the Series B Preferred Stock and such Parity Stock bear to each other.

                  If the Corporation shall fail to redeem on any date fixed for redemption pursuant to paragraph 5 of this Statement of Designations any shares of Series B Preferred Stock called for redemption; and until such shares are redeemed in full, the Corporation shall not (x) redeem any Junior Stock or Parity Stock or (y) declare or pay any dividend on or make any distribution with respect to any Junior Stock or, except as provided in the second paragraph of this paragraph 6, Parity Stock, or set aside any money or assets for any such purpose, and neither the Corporation nor any Subsidiary thereof shall purchase or otherwise acquire any Series B Preferred Stock, Parity Stock or Junior Stock, or set aside any money or assets for any such purpose.

                  Nothing contained in the first or third paragraph of this paragraph 6 shall prevent (i) the payment of dividends on any Junior Stock solely in shares of Junior Stock or the redemption, purchase or other acquisition of Junior Stock solely in exchange for shares of Junior Stock; (ii) the payment of dividends on any Parity Stock solely in shares of Parity Stock and/or Junior Stock or the redemption, exchange, purchase or other acquisition of Series B Preferred Stock or Parity Stock solely in exchange for shares of Parity Stock and/or Junior Stock; or (iii) the purchase or acquisition of shares of Series B Preferred Stock pursuant to a purchase or exchange offer made to all holders of outstanding shares of Series B Preferred Stock, provided that the terms of the purchase or exchange offer shall be identical for all shares of Series B Preferred Stock and all accrued dividends on such shares shall have been paid or shall have been declared and irrevocably set apart in trust for the benefit of the holders of the shares of Series B Preferred Stock and for no other purpose.

                  The provisions of the first paragraph of this paragraph 6 are for the sole benefit of the holders of Series B Preferred Stock and Parity Stock having the terms described therein and accordingly, at any time when there are no shares of any such class or series of Parity Stock outstanding or if the holders of each such class or series of Parity Stock have, by such vote or consent of the holders thereof as may be provided for in the instrument creating or evidencing such class or series, waived in whole or in part the benefit of such provisions (either generally or in the specific instance), then the provisions of the first paragraph of this paragraph 6 shall not (to the extent waived, in the case of any partial waiver) restrict the redemption, exchange, purchase or other acquisition of any shares of Series B Preferred Stock or Parity Stock. All other provisions of this paragraph 6 are for the sole benefit of the holders of Series B Preferred Stock and accordingly, if the holders of shares of Series B Preferred Stock shall have waived (as provided in paragraph 10 of this Statement of Designations) in whole or in part the benefit of the applicable provision, either generally or in the specific instance, such provision shall not (to the extent of such waiver, in the case of a partial waiver) restrict the redemption, exchange, purchase or other acquisition of, or declaration, payment or making of any dividends or distributions on, the Series B Preferred Stock, any Parity Stock or any Junior Stock.

                  7.       Conversion of Series B Preferred Stock.

                  (a) Right to Convert. Unless previously redeemed as provided in paragraph 5 of this Statement of Designations, shares of Series B Preferred Stock may be converted at any time and from time to time at the option of the holder thereof, in the manner and upon the terms and conditions set forth in this paragraph 7, into fully paid and nonassessable whole shares of Common Stock at the Conversion Rate in effect on the Conversion Date, at any time prior to the close of business on the Business Day immediately preceding the Redemption Date for the redemption of shares of Series B Preferred Stock pursuant to paragraph 5(a) of this Statement of Designations.

                  (b) Mechanics of Conversion. In order to convert shares of Series B Preferred Stock, the holder thereof shall surrender the certificate or certificates representing the shares of Series B Preferred Stock to be converted at the office of the Corporation or the office of any transfer agent for the Series B Preferred Stock, which certificate or certificates shall be duly endorsed to the Corporation in blank (or accompanied by duly executed instruments of transfer to the Corporation in blank) with signatures guaranteed (such endorsements or instruments of transfer to be in form satisfactory to the Corporation), together with a written notice to the Corporation at said office of the election to convert the same, specifying the number of shares of Series B Preferred Stock to be converted and the name or names (with addresses) in which the certificate or certificates for shares of Common Stock are to be issued. Such notice may state that conversion is conditional upon the occurrence or non-occurrence of one or more events. Conversion shall be deemed to have been effected on the date when delivery of notice of an election to convert and certificates for shares of Series B Preferred Stock is received by the Corporation and such date is referred to herein as the "Conversion Date."

                  The Corporation shall, promptly after the Conversion Date, deliver to the holder of the shares of Series B Preferred Stock so surrendered for conversion, or to such holder's nominee(s) or, subject to compliance with applicable law, transferee(s), a certificate or certificates for the number of whole shares of Common Stock to which such holder shall be entitled, all accrued and unpaid dividends, to but excluding the Conversion Date and cash or its check in lieu of any fractional share as provided in paragraph 7(o). If the shares of Series B Preferred Stock represented by a certificate surrendered for conversion are converted only in part, the Corporation will also issue and deliver to the holder, or to such holder's nominee(s) or, subject to compliance with applicable law, transferee(s), without charge therefor, a new certificate or certificates representing in the aggregate the unconverted shares of Series B Preferred Stock.

                  The Person in whose name the certificate for shares of Common Stock is issued upon such conversion shall be treated for all purposes as the stockholder of record of such shares of Common Stock as of the close of business on the Conversion Date; provided, however, that no surrender of Series B Preferred Stock on any date when the stock transfer books of the Corporation are closed for any purpose shall be effective to constitute the Person or Persons entitled to receive the shares of Common Stock issuable upon such conversion as the record holders of such shares of Common Stock on such date, but such surrender shall be effective (assuming all other requirements of this paragraph 7 have been satisfied) to constitute such Person or Persons as the record holders of such shares of Common Stock for all purposes as of the opening of business on the next succeeding day on which such stock transfer books are open, and such conversion shall be at the Conversion Rate in effect on the date that such shares of Series B Preferred Stock were surrendered for conversion (and such other requirements satisfied) as if the stock transfer books of the Corporation had not been closed on such date. Upon conversion of shares of Series B Preferred Stock, the rights of the holders of the shares so converted, as holders thereof, will cease.

         Notwithstanding the last sentence of the immediately preceding paragraph, if the Board of Directors declares any dividend on the Series B Preferred Stock pursuant to paragraph 3 of this Statement of Designations, and the Conversion Date for any shares of Series B Preferred Stock occurs on or after the Record Date or Special Record Date, as the case may be, and before the Dividend Payment Date for such dividend (or, in the case of a dividend declared pursuant to paragraph 3(b), the date on which such dividend shall be paid in accordance with such paragraph 3(b)), then the holder of such shares of Series B Preferred Stock on such Record Date shall be entitled to receive such dividend on such Dividend Payment Date (or such other date, as the case may be), as if such Conversion Date had not occurred.

                  (c) Adjustments for Change in Capital Stock. If, after the Issue Date, the Corporation:

                           (i) pays a dividend or makes a distribution on the Common Stock in shares of Common Stock;

                           (ii) subdivides the outstanding shares of Common Stock into a greater number of shares;

                           (iii) combines the outstanding shares of Common Stock into a smaller number of shares;

                           (iv) pays a dividend or makes a distribution on the Common Stock inshares of its capital stock (other than Common Stock or Convertible Securities); or

                           (v) issues by reclassification of its shares of
                  Common Stock (other than a reclassification by way of merger or binding share exchange that is subject to paragraph 7(f)) any shares of its capital stock (other than Convertible Securities), then, subject to the following sentence and to paragraph 7(j), the conversion privilege and the Conversion Rate in effect immediately prior to the opening of business on the record date for such dividend or distribution or the effective date of such subdivision, combination or reclassification shall be adjusted so that the holder of any shares of Series B Preferred Stock thereafter converted may receive the kind and number of shares of capital stock of the Corporation which such holder would have owned immediately following such event if such holder had converted his shares of Series B Preferred Stock immediately prior to the record date for, or effective date of, as the case may be, such event. Notwithstanding the foregoing, if an event listed in clause (iv) or (v) above would result in the shares of Series B Preferred Stock being convertible into shares or units (or a fraction thereof) of more than one class or series of capital stock of the Corporation and any such class or series of capital stock provides by its terms a right in favor of the Corporation to call, redeem, exchange or otherwise acquire all of the outstanding shares or units of such class or series (such class or series of capital stock being herein referred to as "Redeemable Capital Stock") then, at the option of the Corporation, the conversion privilege and Conversion Rate of the Series B Preferred Stock shall not be adjusted pursuant to this paragraph 7(c) and in lieu thereof, but subject to paragraph 7(j), the adjustment to the Conversion Rate contemplated by paragraph 7(e) shall be made with the same effect as if the dividend or distribution of Redeemable Capital Stock or the issuance of the additional class or series of Redeemable Capital Stock by reclassification had been a distribution of assets of the Corporation.

                  The adjustment contemplated by this paragraph 7(c) shall be made successively whenever any event listed above shall occur. For a dividend or distribution, the adjustment shall become effective immediately after the record date for the dividend or distribution. For a subdivision, combination or reclassification, the adjustment shall become effective immediately after the effective date of the subdivision, combination or reclassification.

                  If after an adjustment a holder of Series B Preferred Stock would be entitled to receive upon conversion thereof shares of two or more classes or series of capital stock of the Corporation, the Conversion Rate shall thereafter be subject to adjustment upon the occurrence of an action taken with respect to any such class or series of capital stock as is contemplated by this paragraph 7 with respect to the Common Stock, on terms comparable to those applicable to the Common Stock pursuant to this paragraph 7.

                  Any shares of Common Stock issuable in payment of a dividend shall be deemed to have been issued immediately prior to the time of the record date for such dividend for purposes of calculating the number of outstanding shares of Common Stock under paragraphs 7(d) and 7(e) below.

                  (d) Common Stock Issued at Less Than the Current Market Price. If after the Issue Date the Corporation shall issue any Common Stock at a price less than 80% of the Current Market Price immediately prior to such issuance (other than in connection with employee stock option plans, employee stock purchase plans, and issuances pursuant to 401(k) plans), the Conversion Rate shall be adjusted so that it shall equal the rate determined by dividing the Conversion Rate in effect immediately prior to the opening of business on such Determination Date by a fraction, of which the numerator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock which the aggregate offering price of the total number of shares of Common Stock so issued would purchase at such Current Market Price, and of which the denominator shall be the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of additional shares of Common Stock so issued. Shares of Common Stock owned by or held for the account of the Corporation or any Subsidiary of the Corporation shall not be deemed to be outstanding for the purpose of any such adjustment.

For the purposes of any adjustment of the Conversion Rate pursuant to this paragraph 7(d), the following provisions shall be applicable:

                           (i)      In the case of the issuance of Common Stock
for cash, the amount of the consideration received by the Corporation shall be deemed to be the amount of the cash proceeds received by the Corporation for such Common Stock before deducting therefrom any discounts, commissions, taxes or other expenses allowed, paid or incurred by the Corporation for any underwriting or otherwise in connection with the issuance and sale thereof.

                           (ii)     In the case of the issuance of Common Stock
(otherwise than upon the conversion of shares of capital stock or other securities of the Corporation) for a consideration in whole or in part other than cash, including securities acquired in exchange therefor (other than securities by their terms so exchangeable), the consideration other than cash shall be deemed to be the fair market value thereof, irrespective of any accounting treatment.

                           (iii)    In the case of the issuance of Convertible
Securities (whether or not at the time exercisable), the following shall apply.

     The aggregate maximum number of shares of Common Stock deliverable upon exercise of such Convertible Securities shall be deemed to have been issued at the time such Convertible Securities were issued and for a consideration equal to the consideration (determined in the manner provided in clauses
     (i) and (ii) above), if any, received by the Corporation upon the issuance of such Convertible Securities plus the minimum purchase price provided in such Convertible Securities for the shares of Common Stock covered thereby.

     The aggregate maximum number of shares of Common Stock deliverable upon the exercise of, conversion of or in exchange for any such Convertible Securities, and the subsequent conversion or exchange thereof, shall be deemed to have been issued at the time such securities were issued or such Convertible Securities were issued and for a consideration equal to the consideration, if any, received by the Corporation for any such Convertible Securities (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration (determined in the manner provided in subclauses (i) and (ii) above), if any, to be received by the Corporation upon the exercise, conversion or exchange of such Convertible Securities.

     On any change in the number of shares of Common Stock deliverable upon exercise, conversion or exchange of such Convertible Securities or any change in the consideration to be received by the Corporation upon such exercise, conversion or exchange, including but, not limited to, a change resulting from the anti-dilution provisions thereof, the Conversion Rate as then in effect shall forthwith be readjusted to such Conversion Rate as would have been obtained had an adjustment been made upon the issuance of such Convertible Securities not exercised prior to such change or of such Convertible Securities are not converted or exchanged prior to such change, upon the basis of such change.

     On the expiration or cancellation of any such Convertible Securities that are unexercised, or the termination of the right to convert or exchange such Convertible Securities, if the Conversion Rate shall have been adjusted upon the issuance thereof, the Conversion Rate shall forthwith be readjusted to such Conversion Rate as would have been obtained had an adjustment been made upon the issuance of such Convertible Securities on the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such Convertible Securities.

     If the Conversion Rate shall have been adjusted upon the issuance of any such Convertible Securities, no further adjustment of the Conversion Rate shall be made for the actual issuance of Common Stock upon the exercise, conversion or exchange thereof.

                           (iv)     For purposes of this paragraph 7(d), the
number of shares of Common Stock outstanding immediately prior to any such issuance shall be deemed to include the maximum number of shares of Common Stock the issuance of which would be necessary to effect the full exercise, exchange or conversion of all Convertible Securities outstanding on such date (excluding those Convertible Securities that have given rise to an adjustment to pursuant to this paragraph) which are then exercisable, exchangeable or convertible at a price (before giving effect to any adjustment to such price for the distribution to which this paragraph 7(d) is being applied) equal to or less than the Current Market Price per share of Common Stock on the applicable Determination Date, if all of such Convertible Securities were deemed to have been exercised, exchanged or converted immediately prior to the opening of business on such date.

                           (v)      The adjustment contemplated by this
paragraph 7(d) shall be made successively whenever any such Common Stock is issued, and shall become effective immediately after the Determination Date.

                           (vi)     No adjustment shall be made under this
paragraph 7(d) if the adjusted Conversion Rate would be lower than the Conversion Rate in effect immediately prior to such adjustment.

                  (e) Adjustments for Other Distributions. If, after the Issue Date, (i) the Corporation distributes to all holders of shares of Common Stock any assets or debt securities or any rights, warrants or options to purchase securities (excluding (x) dividends or distributions referred to in paragraph 7(c) and distributions of Convertible Securities referred to in paragraph 7(d)(iii) and (y) cash dividends or other distributions that are also declared and paid in respect of the Series B Preferred Stock on an as-converted basis pursuant to paragraph 3(d) above), or (ii) the Corporation makes a dividend or distribution of Redeemable Capital Stock on, or issues Redeemable Capital Stock by reclassification of, the Common Stock and determines pursuant to paragraph 7(c) to treat the same as a distribution of assets of the Corporation subject to this paragraph 7(e), then in each such event the Conversion Rate shall be adjusted by dividing the Conversion Rate in effect immediately prior to the opening of business on the applicable Determination Date by a fraction, of which the numerator shall be the total number of shares of Common Stock outstanding immediately prior to such Determination Date, multiplied by the Current Market Price on such Determination Date, less the fair market value (as determined in good faith by the Board of Directors) on such Determination Date of said assets (or Redeemable Capital Stock) or debt securities or Convertible Securities so distributed to the holders of Common Stock (and to the holders of Convertible Securities referred to in the immediately succeeding paragraph of this paragraph 7(e) if the distribution to which this paragraph 7(e) applies is also being made to such holders), and of which the denominator shall be the total number of shares of Common Stock outstanding immediately prior to such Determination Date, multiplied by such Current Market Price.

                  For purposes of this paragraph 7(e), the number of shares of Common Stock outstanding on any relevant date shall be deemed to include the maximum number of shares of Common Stock the issuance of which would be necessary to effect the full exercise, exchange or conversion of all Convertible Securities outstanding on such date (excluding those Convertible Securities that have given rise to an adjustment pursuant to this paragraph) which are then exercisable, exchangeable or convertible at a price (before giving effect to any adjustment to such price for the distribution to which this paragraph 7(e) is being applied) equal to or less than the Current Market Price on the applicable Determination Date, if all of such Convertible Securities were deemed to have been exercised, exchanged or converted immediately prior to the opening of business on such date.

                  The adjustment pursuant to this paragraph 7(e) shall be made successively whenever any distribution to which this paragraph 7(e) applies is made, and shall become effective immediately after the record date for the determination of stockholders entitled to receive the distribution (or, in the case of a reclassification, the effective date). Shares of Common Stock owned by or held for the account of the Corporation or any Subsidiary of the Corporation shall not be deemed outstanding for the purpose of any such adjustment.

                  No adjustment shall be made under this paragraph 7(e) if the adjusted Conversion Rate would be lower than the Conversion Rate in effect prior to such adjustment. In the event that, with respect to any distribution to which this paragraph 7(e) would otherwise apply, the numerator of the fraction in the formula set forth in the first paragraph of this paragraph 7(e) is zero or a negative number, then the adjustment provided by this paragraph 7(e) shall not be made and concurrently with such distribution in respect of the Common Stock, the Corporation shall pay to each holder of shares of Series B Preferred Stock, the kind and amount of securities, cash or other assets comprising the distribution that such holder would have received if such holder had converted such shares of Series B Preferred Stock immediately prior to the record date for determining the holders of Common Stock entitled to receive the distribution.

                  (f) Consolidation, Merger or Sale of the Corporation. If the Corporation consolidates with or merges into, or transfers (other than in a transaction that is permitted to occur without a shareholder vote pursuant to
Section 7-112-101 of the Colorado Business Corporation Act) its properties and assets substantially as an entirety to, another Person or the Corporation is a party to a merger or binding share exchange that reclassifies or changes its outstanding Common Stock, the Corporation (or its successor in such transaction) or the transferee of such properties and assets shall make appropriate provision so that the holders of the shares of Series B Preferred Stock then outstanding shall have the right thereafter to convert such shares into the kind and amount of securities, cash or other assets receivable upon such transaction by a holder of the number of shares of Common Stock into which such shares of Series B Preferred Stock could have been converted immediately before the effective date of such transaction (assuming, to the extent applicable, that such holder failed to exercise any rights of election with respect thereto and received per share of Common Stock the kind and amount of securities, cash or other assets received per share by a plurality of the non-electing shares of Common Stock), and the holders of the Series B Preferred Stock shall have no other conversion rights under these provisions; provided that (i) effective provision shall be made, in the Articles or Certificate of Incorporation of the resulting or surviving corporation or otherwise in any contracts of sale or transfer, so that the provisions set forth herein for the protection of the conversion rights of Series B Preferred Stock shall thereafter be made applicable, as nearly as reasonably may be, to any such other securities and assets deliverable upon conversion of the Series B Preferred Stock remaining outstanding or other convertible preferred stock or other securities received by the holders of Series B Preferred Stock in place thereof; and (ii) any such resulting or surviving corporation or transferee shall expressly assume the obligation to deliver, upon the exercise of the conversion privilege, such securities, cash or other assets as the holders of the Series B Preferred Stock remaining outstanding, or other convertible preferred stock or other securities received by the holders in place thereof, shall be entitled to receive pursuant to the provisions hereof, and to make provision for the protection of the conversion rights of the

Series B Preferred Stock, or of any other convertible preferred stock or other securities received by the holders in place thereof, as provided in clause (i) of this sentence.

                  If this paragraph 7(f) applies, paragraphs 7(c), 7(d)(iii) and 7(e) shall not apply.

                  (g) Effect of Redemption. Subject to paragraph 7(j) and to the remaining provisions of this paragraph 7(g), in the event that a holder of Series B Preferred Stock would be entitled to receive upon conversion thereof pursuant to this paragraph 7 any Redeemable Capital Stock and the Corporation redeems, exchanges or otherwise acquires all of the outstanding shares or other units of such Redeemable Capital Stock (such event being a "Redemption Event"), then, from and after the effective date of such Redemption Event, the holders of shares of Series B Preferred Stock then outstanding shall be entitled to receive upon conversion of such shares, in lieu of shares or units of such Redeemable Capital Stock, the kind and amount of securities, cash or other assets receivable upon the Redemption Event by a holder of the number of shares or units of such Redeemable Capital Stock into which such shares of Series B Preferred Stock could have been converted immediately prior to the effective date of such Redemption Event (assuming, to the extent applicable, that such holder failed to exercise any rights of election with respect thereto and received per share or unit of such Redeemable Capital Stock the kind and amount of securities, cash or other assets received per share or unit by a plurality of the non-electing shares or units of such Redeemable Capital Stock), and (from and after the effective date of such Redemption Event) the holders of the Series B Preferred Stock shall have no other conversion rights under these provisions with respect to such Redeemable Capital Stock.

                  (h) Simultaneous Adjustments. In the event that this paragraph 7 requires adjustments to the Conversion Rate under more than one of paragraph 7(c)(iv), (d) or (e), and the record dates for the distributions giving rise to such adjustments shall occur on the same date, then such adjustments shall be made by applying, first, the provisions of paragraph 7(c), second, the provisions of paragraph 7(e) and, third, the provisions of paragraph 7(d).

                  (i) When Adjustment May be Deferred. In any case in which this paragraph 7 shall require that an adjustment shall become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (x) issuing to the holder of any shares of Series B Preferred Stock converted after such record date and before the occurrence of such event the additional shares of Common Stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of Common Stock issuable upon such conversion before giving effect to such adjustment and (y) paying to such holder cash or its check in lieu of any fractional interest to which he is entitled pursuant to paragraph 7(o); provided, however, that the Corporation shall deliver to such holder a due bill or other appropriate instrument evidencing such holder's right to receive such additional shares of Common Stock, and such cash, upon the occurrence of the event requiring such adjustment.

                  (j) De Minimis Adjustment; When Adjustment Is Not Required. No adjustments in the Conversion Rate need be made unless the adjustment would require an increase or decrease of at least one percent (1%) in the Conversion Rate. Any adjustment which is not made shall be carried forward and taken into account in any subsequent adjustment.

                  All calculations under this paragraph 7 shall be made to the nearest cent or to the nearest 1/1000th of a share, as the case may be.

                  No adjustment need to be made for rights to purchase shares of Common Stock or for sales of shares of Common Stock which in either case are made pursuant to a Corporation plan providing for reinvestment of dividends or interest or pursuant to a bona fide employee stock option plan, stock purchase plan and issuances pursuant to 401(k) plans of the Corporation.

                  To the extent the shares of Series B Preferred Stock become convertible into cash, no adjustment need be made thereafter as to the cash. Interest will not accrue on the cash.

                  (k) Corporation Determination Final. Any determination required to be made pursuant to paragraph 7(c), 7(d), 7(e), 7(f), 7(g), 7(h), 7(j) or 7(o) shall be made by the Board of Directors (whether or not reference to the Board of Directors is expressly made in any such paragraph) and any determination so made in good faith shall be conclusive and binding, absent manifest error, on the holders of shares of Series B Preferred Stock.

                  (l) Notice of Adjustment. Whenever the provisions of this paragraph 7 require an adjustment to the Conversion Rate, the Corporation shall promptly compute such adjustment and (i) file with the transfer agent for the Series B Preferred Stock (or with the books of the Corporation if there is no transfer agent) an Officers' Certificate setting forth a description of the event requiring the adjustment, the new Conversion Rate (including a reasonably detailed calculation thereof), and the kind and amount of capital stock or other securities or cash or other assets into which the Series B Preferred Stock shall be convertible after such event, and (ii) cause a notice containing a summary of the information set forth in said certificate to be given to the holders of Series B Preferred Stock. Where appropriate, such notice may be given in advance and included as part of the notice required to be given under the provisions of paragraph 7(m).

                  (m)      Advance Notice of Certain Transactions.  If the
Corporation:

                           (i) takes any action which would require an adjustment in the Conversion Rate;

                           (ii) is a party to a consolidation, merger or binding
                  share exchange, or transfers all or substantially all of its assets to another Person, and any other stockholders of the Corporation must approve the transaction; or

                           (iii) voluntarily or involuntarily dissolves, liquidates or winds up,

then, in any such event, the Corporation shall give to the holders of the Series B Preferred Stock, at least ten days prior to any record date or other date set for definitive action if there shall be no record date, a notice stating the record day for and the anticipated effective date of such action or event and, if the event is a dividend or distribution or issuance by reclassification of Redeemable Capital Stock, whether the Corporation has determined to adjust the Conversion Rate pursuant to paragraph 7(c) or 7(e); provided, however, that any notice required hereunder shall in any event be given no later than the time that notice is given to the holders of Common Stock. Without limiting the obligation of the Corporation to provide notice of corporate actions hereunder, the failure to mail the notice or any defect in it shall not affect the legality or validity of any corporate action or the vote thereon.

                  (n) Reservation of Common Stock Issuable Upon Conversion. The Corporation shall at all times on and after the Issue Date reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Series B Preferred Stock. The Corporation shall take all such corporate and other actions as from time to time shall be necessary to insure that all shares of Common Stock issuable upon conversion of shares of Preferred Stock at the Conversion Rate in effect from time to time will, when issued, be duly and validly authorized and issued, fully paid and nonassessable, and free from all preemptive or similar rights. In order that the Corporation may issue shares of Common Stock upon conversion of the Series B Preferred Stock, the Corporation will in good faith and as expeditiously as possible endeavor to comply with all applicable Federal and state securities laws and will in good faith and as expeditiously as possible endeavor to list such shares to be issued upon conversion on such national securities exchange or national securities association, if any, on which the Common Stock is then listed.

                  (o) Fractional Shares. No fractional shares of Common Stock or scrip shall be issued upon conversion of the Series B Preferred Stock. Whether or not fractional shares would otherwise be required to be issued to a holder of Series B Preferred Stock upon such conversion shall be determined on the basis of the total number of shares of Series B Preferred Stock the holder is at the time converting into Common Stock and the total number of shares of Common Stock issuable upon such conversion. In lieu of the issuance of fractional shares of Common Stock, the Corporation shall pay instead an amount in cash or by its check equal to the same fraction of the Closing Price of a full share of Common Stock on the last full trading day prior to the Conversion Date.

                  (p) Impairment. The Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, other than as expressly permitted by the terms of the Series B Preferred Stock or approved by the requisite vote or written consent of the holders of Series B Preferred Stock taken or given in accordance with the terms of the Series B Preferred Stock, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this paragraph 7 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series B Preferred Stock against impairment.

                  8.       Voting.

                  (a) Voting Rights. The holders of Series B Preferred Stock shall have no voting rights whatsoever, except as required by law and except for the voting rights described in this paragraph 8. On each matter submitted to a vote of the holders of Common Stock, each share of



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Series B Preferred Stock shall be entitled to a number of votes equal to one vote for each two whole shares of Common Stock into which such share of Series B Preferred Stock is then convertible, immediately after the close of business on the record date fixed for such meeting, or if no record date is specified as of the date of such vote. The holders of Series B Preferred Stock will vote together with the holders of Common Stock as a single class; provided, however, except as set forth in paragraph 8(b), the holders of Series B Preferred Stock shall not be entitled to vote in the election of directors of the Corporation until the expiration or earlier termination of the waiting period in connection with that pre-merger notification to be filed pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder with respect to the acquisition of voting securities by the holders of the Series B Preferred Stock.

                  In addition, the holders of Series B Preferred Stock, voting separately as a single class to the exclusion of all other classes of the Corporation's capital stock and with each share of Series B Preferred Stock entitled to one vote, shall be entitled to vote (i) on any merger or consolidation of the Corporation with another Person, the sale of all or substantially all of the assets of the Corporation or the dissolution or liquidation of the Corporation, and (ii) on any matter in respect of which the holders of Series B Preferred Stock are entitled to vote as a separate class pursuant to applicable law. With respect to any matter on which the holders of Series B Preferred Stock vote as a separate class, the affirmative vote of holders of at least a majority of the number of shares of Series B Preferred Stock then outstanding shall be required for approval of such matter.

                  (b) Default Voting Rights. Whenever dividends on the Series B Preferred Stock shall be in arrears in an amount equal to two dividend payments (whether or not consecutive), the number of members of the Board of Directors of the Corporation shall be increased by, and the holders of the Series B Preferred Stock will have the exclusive right to vote for and elect, one member of the Board of Directors, and if dividends shall be in arrears in an amount equal to four dividend payments (whether or not consecutive), the holders of the Series B Preferred Stock will have the exclusive right to vote for and elect that number of additional members that shall immediately after the election constitute a majority of the members of the Board of Directors of the Corporation. The right of the holders of Series B Preferred Stock to vote for such additional directors shall terminate when all accrued and unpaid dividends and interest on the Series B Preferred Stock have been declared and paid or set apart for payment. The term of office of all directors so elected shall terminate immediately upon the termination of the right of the holders of the Series B Preferred Stock to vote for the additional directors.

The foregoing right of the holders of Series B Preferred Stock with respect to the election of additional directors may be exercised at any meeting of shareholders of the Corporation at which directors are to be elected, held during the period such dividends remain in arrears. If such right to elect directors pursuant to this paragraph 8(b) shall have accrued to the holders of the Series B Preferred Stock more than 90 days preceding the date established for the next annual meeting of the shareholders, the President of the Corporation, shall, within 20 days after the delivery to the Corporation at its principal office of a written request for a special meeting signed by the holders of at least 10% of the Series B Preferred Stock then outstanding, call a special meeting of the holders of the Series B Preferred Stock to be held within 60 days after the delivery of such request for the purpose of electing additional directors. In lieu of such special meeting, such



                                                        22

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directors may be elected by means of a unanimous written consent of the holders of the Series B Preferred Stock.

The holders of the Series B Preferred Stock, and only the holders of the Series B Preferred Stock, voting together, shall have the right to remove with or without cause at any time and replace any directors such holders have elected pursuant to this paragraph 8(b).

                  9. No Preemptive Rights. The holders of shares of Series B Preferred Stock shall have no preemptive rights, including preemptive rights with respect to any shares of capital stock or other securities of the Corporation convertible into or carrying rights or options to purchase any such shares.

                  10. Waiver. Any provision of this Statement of Designations which, for the benefit of the holders of Series B Preferred Stock, prohibits, limits or restricts actions by the Corporation, or imposes obligations on the Corporation, including but not limited to provisions relating to the obligation of the Corporation to redeem or convert such shares, may be waived in whole or in part, or the application of all or any part of such provision in any particular circumstance or generally may be waived, in each case by the affirmative vote or with the consent of the holders of at least two-thirds of the number of shares of Series B Preferred Stock then outstanding (or such greater percentage thereof as may be required by applicable law or any applicable rules of any national securities exchange or national interdealer quotation system), either in writing or by vote at an annual meeting or a special meeting called for such purpose at which the holders of Series B Preferred Stock shall vote as a separate class.

                  11. Interpretation. If any provision of this Statement of Designations is inconsistent with the Corporation's Articles of Incorporation, the Articles of Incorporation shall govern.

                  12. Method of Giving Notices. Any notice required or permitted by the provisions of this Statement of Designations to be given to the holders of shares of Series B Preferred Stock shall be deemed duly given three days after being deposited in the United States mail, first class mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation or supplied by him in writing to the Corporation for the purpose of such notice.

                  13. Exclusion of Other Rights. Except as may otherwise be required by law, the shares of Series B Preferred Stock shall not have any designations, preferences, limitations or relative rights other than those specifically set forth in this Statement of Designations.

                  14. Headings of Subdivisions. The headings of the various subdivisions of this Statement of Designations are for convenience of reference only, and shall not affect the interpretation of any of the provisions of this Statement of Designations.






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


                           GRAPHIC PACKAGING INTERNATIONAL
                           CORPORATION


                           By  /s/ Jed J. Burnham
                               Name: Jed J. Burnham
                               Title:Executive Vice President - Finance


                           By:  /s/ Jill B. W. Sisson
                           Name:    Jill B. W. Sisson
                           Title:   Secretary


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